Total Return Securities Fund N-2/A

Exhibit (t)

19 Old Kings Highway S., Suite 130, Darien, CT 06820 • 203 972 9300 • Fax 203 621 3333 www.investor-com.com

October 14, 2025

Mr. Phillip Goldstein

Director

Total Return Securities Fund, Inc.

c/o U.S. Bank Global Fund Services

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION AGENT LETTER OF AGREEMENT

This Letter of Agreement sets forth the terms and conditions under which Total Return Securities Fund, Inc. (SWZ) agrees to retain InvestorCom LLC ("ICOM") as Information Agent during its Rights Offering (the Offer). The term of the Agreement shall be the term of the Offer, including extensions thereof.

1.	During the term of the Agreement, we will:

(a)	Monitor any trading activity and make best efforts to identify and profile major street name stockholders;

(b)	Communicate with stockholders and brokers, through both outgoing and incoming calls on our toll-free number, to confirm receipt and understanding of the terms of the Offer and answer questions relating solely to the Offer;

(c)	If requested, coordinate all printing activities;

(d)	If requested, distribute necessary printed materials to Broadridge, brokers, banks and registered name holders;

(e)	Communicate with back-office personnel of brokerage firms and banks to confirm redistribution of materials to beneficial owners.

2.	In performing the services outlined in paragraph 1 (a) - (e) above, we will not render investment advice to the holders or others, and will not make recommendations, either directly or indirectly, to anyone regarding a decision by such person to participate in the Offer.

3.	During the Offer, we will:

(a)	Follow up with bank and broker reorganization departments to confirm receipt of offer material and ensure timely notification to beneficial owners;

(b)	Continue to monitor trading activity, establishing contacts at holders to solidify support for the Offer;

(c)	Contact individual beneficial holders to confirm receipt of material, answer questions, explain terms of the Offer, determine likelihood of support for the Offer and provide assistance in participating in the Offer;

(d)	Contact reorganization departments at all banks and brokerage firms to remind them of the expiration date of the Offer and to determine the responses from their clients. We will also arrange for brokers to contact those clients which have not yet given instructions to participate; and

(e)	Follow up with holders whose participation is expected, but which have not yet been received.

4.	For our services, you will pay us a non-refundable fee of $7,500.

SWZ agrees to reimburse ICOM for printing and distribution expenses in the event we are retained to perform such services.

5.	You represent to us and agree that you will indemnify and hold us harmless against any liability which we may incur by reason of a material omission or misstatement, if any, in the Offer material. We will advise you promptly of any claims for any such liability. You may, at your election, assume the defense of any such action.

6.	We represent to you that we will comply with applicable requirements of law relating to our services. We further agree not to make any representations not included in the Offer material and not to make any recommendations as to whether a stockholder should participate in the Offer.

However, if we do make any representation not included in the Offer material or fail to comply with such laws or make such a recommendation, we agree to indemnify and hold you harmless against any liability you may incur by reason of any such representation.

7.	We agree to preserve the confidentiality of all non-public information provided by you or your agents for use in providing services under this Agreement, or

Information developed by us in connection with our services under this Agreement or based upon such non-public information.

8.	The obligations contained this Agreement shall survive the term of this Agreement.

If the above is agreed to by you, please sign, date and return.

Accepted:	Sincerely,

TOTAL RETURN SERURITIES FUND, INC.	INVESTORCOM LLC

By:	By:
Name:		John Glenn Grau
Title:		President

Date:	Date:

 3